CONSULTING AGREEMENT

This Consulting Agreement (the "Consulting Agreement") made as of January 25rd 2018 by and between ______________________________-, ("Consultant") and Canbiola, Inc., 960 South Broadway Suite 120 Hicksville, NY 11801 (the "Company").

WITNESSETH

WHEREAS, the Company requires and will continue to require consulting services relating to product development, interfacing with the medical & alternative medicine communities and marketing to prospective clients and partners about its business;

WHEREAS, Consultant can provide the Company with strategic planning and marketing  consulting services from a medical standpoint and is desirous of performing such services for the Company; and

WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.        APPOINTMENT.

The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

2.        TERM.

The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on January 25rd 2019, unless earlier terminated in accordance with paragraph 7 herein or extended as agreed to between the parties.

3.        SERVICES.

During the term of this Agreement, Consultant shall provide advice to, undertake for and consult with the Company concerning product development, interfacing with the medical & alternative medicine communities and marketing to prospective clients and partners about its business exclusively to the Company. During the term of this Agreement and for the period one year thereafter, Consultant will not, directly or indirectly, provide services similar to those contemplated by this Agreement and shall not participate in any business, in any form, competitive with the business of the Company in the territories in which the Company operates. Consultant agrees to provide the following enumerated services plus any additional services reasonably requested by the Company:

(a)        Take the role of member on the “medical advisor board” to the Company

(b)        Give input on new Hemp (CBD)-products based on consultant’s core expertise such as but not limited to hormone treatment, general health & fitness, detox, anti-aging lotions/salves, dieting supplements;

(c)        Advise the Company relative to patient testing and results, conduct and gather real life testimonials from users of Company’s products

(d)        The identification of potential clients/client groups and partners within the medical community. So long as such information obtained regarding any client and/or patience is obtained and treated in accordance to HIPAA privacy rules.

(e)        The Consultant has the discretion to attend or not attend medical related conferences.

4.        DUTIES OF THE COMPANY.

The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph.  The Company shall promptly supply Consultant with all brochures or other sales materials relating to its products or services.

             5.        COMPENSATION.

The Company shall compensate the Consultant with 300,000 restricted shares of stock which shall vest and be issued as follows:

Jan   25, 2018: 75,000

April  25, 2018: 75,000

July  25, 2018: 75,000

Oct  25, 2018: 75,000

6.        REPRESENTATION.

The Company represents and warrants that all information, marketing materials and data supplied to Consultant by the Company shall be true and correct to the best of the Company’s knowledge and the Company acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions.  Consultant in the absence of notice in writing from the Company will rely on the continuing accuracy of material, information and data supplied by the Company, unless Consultant has independent knowledge of inaccuracy.  Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

7.        MISCELLANEOUS.

Termination:        This Agreement may be terminated by either Party upon written notice to the other Party for any reason which shall be effective five (5) business days from the date of such notice.  This Agreement shall be terminated immediately upon written notice for material breach of this Agreement. Any future compensation following termination will be automatically cancelled.

Modification:        This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof.  This Consulting Agreement may be amended only in writing signed by both Parties.

Notices:        Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number, as the Party shall have furnished in writing to the other Party.

Waiver:        Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement.  The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

Assignment:        The shares due under this Agreement are assignable at the discretion of the Consultant. The obligations of Consultant may not be assigned and any such assignment may be null and void.

Severability:        If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Disagreements:  Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof.  Arbitration shall occur only in Los Angeles County, CA.  The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California.  In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

January 25th 2018

Marco Alfonsi CEO                                              CONSULTANT

___________________                                       _____________________________

Canbiola, Inc.                                                       Dr. Channing Coe